Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-113609 of Enterra Energy Trust of our report dated March 5, 2004, appearing in the Annual Report on Form 20-F of Enterra Energy Trust for the year ended December 31, 2003.

We also consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-113609 of Enterra Energy Trust of our report dated April 8, 2004 relating of the statement of revenue and operating expenses of the East Central Alberta Properties, appearing in the Report of Foreign Issuer on Form 6-K of Enterra Energy Trust and to the references to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chartered Accountants

Calgary, Canada

April 30, 2004